Exhibit 99.1

OCI Partners LP Reports 2014 Third Quarter Earnings and Quarterly Cash Distribution

Nederland, Texas, November 11, 2014 – OCI Partners LP, a Delaware limited partnership (the “Partnership”), announced its results for the three months ended September 30, 2014. The Partnership owns and operates a recently upgraded, integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership’s production facility currently has a maximum methanol production capacity of 730,000 metric tons per year and a maximum ammonia production capacity of 265,000 metric tons per year.

Summary of Financial Results for the Three Months Ended September 30, 2014

•	Revenues decreased 6% to $90 million compared to $96 million for the same period in 2013

•	Adjusted EBITDA decreased 31% to $29 million compared to $42 million for the same period in 2013

•	Net income decreased 21% to $19 million compared to $24 million for the same period in 2013

•	Adjusted EBITDA and net income margins were 32% and 21%, respectively, for the third quarter of 2014 compared to 44% and 25%, respectively, during the same period in 2013

Summary of Financial Results for the Nine Months September 30, 2014

•	Revenues decreased 4% to $303 million compared to $315 million for the same period in 2013

•	Adjusted EBITDA decreased 19% to $122 million compared to $150 million for the same period in 2013

•	Net income decreased 15% to $89 million compared to $105 million for the same period in 2013

•	Adjusted EBITDA and net income margins were 40% and 29%, respectively, for the first nine months of 2014 compared to 48% and 33%, respectively, during the same period in 2013

Third Quarter 2014 Distribution

Based on the results of the three months ended September 30, 2014, the Board of Directors of the general partner of the Partnership has approved a cash distribution of $0.26 per common unit. The cash distribution will be payable on December 3, 2014 to holders of record at the close of business on

November 21, 2014. The amount of any subsequent quarterly cash distributions will vary depending on our future earnings as well as our cash requirements for working capital and capital expenditures.

Status of Debottlenecking Project

The Partnership has undertaken a debottlenecking project that is expected to increase the facility’s methanol and ammonia production lines by 25% to approximately 912,500 metric tons and 15% to approximately 305,000 metric tons, respectively. We currently expect to shut down our methanol production line for approximately 7-8 weeks and our ammonia production line for 4 weeks beginning in January 2015 to complete the plant upgrade and turnaround. As such, we expect to complete all work related to the plant upgrade and turnaround during the first quarter of 2015. Management has chosen to delay the planned downtime to execute the debottlenecking project and planned turnaround to January 2015 in order to avoid the holiday season and to ensure that all pre-turnaround construction activities are complete.

As of the end of the third quarter, we have incurred approximately $162 million in expenditures related to the project. The current estimate of the total cost of the debottlenecking project and concurrent turnaround is approximately $240 million to $250 million.

Capital Increase

To fund the debottlenecking project cost increases, the Partnership’s Board of Directors approved a capital contribution of $60 million from its sponsor, OCI N.V., in exchange for 2,995,372 common units priced at $20.0309 which represents the 20-trading day volume-weighted average price of the Partnership’s common units on the New York Stock Exchange.1

On November 10, 2014, the Partnership received the capital contribution of $60 million in exchange for the issuance of 2,995,372 common units increasing OCI N.V.’s total unit ownership to 65,995,372 common units from a previous 63,000,000 common units resulting in an ownership 79.04% of the total common units outstanding.

Updated Annual Guidance for Calendar Year 2014

As a result of lower methanol and ammonia sales volumes during the third quarter in part offset by higher expected sales volumes during the fourth quarter due to the delay of the planned turnaround and debottlenecking project to January 2015, management currently expects cash distributions with respect to operations in calendar 2014 to be close to the midpoint of the guided range of $1.40 to $1.60 per unit.

Our 2014 distribution guidance is based on a number of assumptions and estimates regarding our capacity utilization, our sales volumes, our selling prices for methanol and ammonia and the prices of natural gas and other feedstocks, all of which are inherently uncertain and are primarily subject to commodity market conditions, which are in turn subject to a wide variety of significant business, economic and regulatory risks and uncertainties. Please see “Annual Guidance for Calendar Year 2014” in our press releases dated March 19, 2014, May 13, 2014 and “Forward-Looking Statements” below.

[1]	The consecutive 20-trading day period ended on the close of trading on the trading day immediately prior to the date of issuance.

Statement from President and Chief Executive Officer – Frank Bakker

“Our third quarter performance was lower than the same period last year due to a lower capacity utilization rate on the ammonia production line and lower methanol prices.

Over the past several months, the ammonia Tampa CFR contract price experienced a robust rebound on the back of healthier global agricultural demand ahead of the fall application season as well as global supply disruptions in Asia and the Middle East. The Tampa CFR contract settled at $655 for November up from $640 in October and $520 from July. We expect the prices to remain firm on the back of continued natural gas supply disruptions in Ukraine, Trinidad, Egypt and Libya and healthy agricultural and industrial demand.

Methanol prices continue to recover from their previous lows with both contract and spot prices in Europe and Asia increasing during the month of October albeit trading slightly lower in November on the back of better supply in Asia. Industry focus continues to remain on the growth in China’s merchant methanol MTO/MTP demand which is expected to add 3 million metric tons of incremental methanol demand by year-end and an additional 6 million metric tons during 2015.”

	Volume Weighted Average Price of Methanol and Ammonia		Volume Weighted Average Price of Natural Gas
	($ per metric ton)		($ per MMBtu)
	For Three-Months Ended September 30,		For Three-Months Ended September 30,
	2014	2013	2014	2013
Ammonia	$508	$471	$4.28	$3.74
Methanol	$394	$440	$4.28	$3.74

	For Nine-Months Ended September 30,		For Nine-Months Ended September 30,
	2014	2013	2014	2013
Ammonia	$479	$552	$4.67	$3.80
Methanol	$463	$430	$4.67	$3.80

	Production		Capacity Utilization
	(in tons)		Rate %
	For Three-Months Ended September 30,		For Three-Months Ended September 30,
	2014	2013	2014	2013
Ammonia	62,276	63,885	93%	96%
Methanol	136,307	131,756	74%	72%

	For Nine-Months Ended September 30,		For Nine-Months Ended September 30,
	2014	2013	2014	2013
Ammonia	191,116	192,787	96%	97%
Methanol	461,440	479,200	85%	88%

Non-GAAP Financial Measure

Adjusted EBITDA is defined as net income plus (i) interest expense and other financing costs (ii) income tax expense, (iii) depreciation expense and (iv) net loss on extinguishment of debt. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded partnerships, without regard to financing methods and capital structure.

Adjusted EBITDA should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA presented by other companies may not be comparable to our presentation because each company may define Adjusted EBITDA differently.

Adjusted EBITDA margin is defined as EBITDA divided by revenues. Adjusted EBITDA margin is used as a supplemental financial measure by the Partnership’s management in its analysis of our operating performance.

GAAP net income margin is defined as GAAP net income divided by revenues, and GAAP operating margin is defined as GAAP operating income divided by revenues.

The table below reconciles Adjusted EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the three and nine months ended September 30, 2014 and 2013.

	Three Months Ended September 30,
$ millions	2014	2013
Net income	$19	$24
Add:
Interest expense	4.2	5.0
Interest expense – related party	—	4.0
Depreciation expense	5.9	5.6
Income tax expense	0.3	0.4
Loss on extinguishment of debt	0	2.5

Adjusted EBITDA	$29	$42
Total Revenues	$90	$96
Adjusted EBITDA Margin	32%	44%
Net Income Margin	21%	25%

	Nine Months Ended September 30,
$ millions	2014	2013
Net income	$89	$105
Add:
Interest expense	14.7	11.7
Interest expense – related party	0.2	12.4
Depreciation expense	17.2	16.6
Income tax expense	1.2	1.4
Loss on extinguishment of debt	0	2.5

Adjusted EBITDA	$122	$150
Total Revenues	$303	$315
Adjusted EBITDA Margin	40%	48%
Net Income Margin	29%	33%

Conference Call with Management

The Partnership will hold a conference call today, November 11, 2014, at 3.00 p.m. EST, during which the Partnership’s senior management will review the Partnership’s financial results for the third quarter ended September 30, 2014 and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (866) 902-4572 and entering the conference code 32039331. A replay of the conference call will be made available until December 11, 2014 and the replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering the same conference code 32039331.

About OCI Partners LP

OCI Partners LP owns and operates a recently upgraded, integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership is headquartered in Nederland, Texas. The Partnership currently has a maximum methanol production capacity of 730,000 metric tons per year and a maximum ammonia production capacity of 265,000 metric tons per year.

Notice to Foreign Investors

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, that our business plans may change as the methanol and ammonia industry and markets warrant, decreases in the demand for methanol, ammonia and their derivatives and our inability to obtain economically priced natural gas and other feedstocks, our inability to successfully implement our business strategies, including the completion of significant capital programs such as our debottlenecking project and the occurrence of shutdowns (either temporary or permanent) or restarts of existing methanol and ammonia facilities (including our own facility), the timing and length of planned and unplanned downtime, the occurrence of operating hazards from accidents, fire, severe weather, floods or other natural disasters. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Reports for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 on Form 10-Q for the quarter ended September 30, 2014. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

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Contacts:

Omar Darwazah

Director

Investor Relations

Phone: +1 917-434-7734

omar.darwazah@oci.nl